Exhibit 10.2

February 14, 2012

Javelin LLC
1005 NE Boat St. #3
Seattle WA 98105

Re:           Letter of Intent

Dear Sirs:

The following represents a summary of the terms of our proposal regarding certain Equity Investments by Visualant, Inc. (“Visualant” or “Company”) of the stock (on a fully-diluted basis) of Javelin LLC (“Javelin”), a Washington limited liability corporation and certain licensing matters.  This Letter of Intent ("Letter of Intent") sets forth the agreement of the parties to proceed promptly and in good faith to complete the terms of, and to execute, deliver and perform a Definitive Agreement (the “Definitive Agreement”).

This Letter of Intent shall expire on March 31, 2012 or until the parties enter into the Definitive Agreement, whichever occurs first, with an outside anticipated closing date of the transaction no later than thirty (30) days from the date the Definitive Agreement is executed by all parties or such other date for closing as is set forth in said Agreement.  Upon written request to Javelin, Visualant shall be entitled to a 30-day extension of the expiration date of this Letter of Intent should any extension be necessary due to delays in completing the due diligence review pursuant to Section 5 below or in satisfying any of the conditions precedent in Section 4.

The transaction will be structured as follows:

Equity Investment for Common Stock and First Right

1.           Equity Investment of Stock and First Right.  Visualant will acquire from Javelin and/or its shareholders (collectively, the “Seller”) ten percent (10%), on a fully-diluted basis, of all of the issued and outstanding shares of all classes of stock (the “Shares”) of Javelin (the “Equity Investment”). In addition, Visualant shall obtain an acquisition right of first negotiation agreement with Seller for the duration of the now existing license agreement

2.           Consideration.  As consideration for the Shares, Visualant will pay Seller a total of 860,000 shares of restricted Visualant Common Stock The foregoing consideration shall be structured in the definitive agreement to provide favorable tax consequences for both parties.  A portion of the total consideration may be allocated to the first right set forth above.

Conditional Equity Investment for Cash

3.           Conditional Equity Investment for Cash.  Visualant may invest, at its option, between $100,000 and $120,000 in Javelin for 10% to 12% of Javelin's fully diluted units.  This investment is conditioned upon an Equity Investment in Visualant by a strategic or financial investor which investment shall be at least $3 Million.

Conditional Licensing Terms

4.           Conditional Licensing Terms.  Javelin, in consideration of the equity investments set forth above, will enter into licensing agreements with strategic or financial investors and/or Visualant KK in a form identical to the licensing agreements entered into by Visualant with these same entities.

5.           Consideration.  Javelin shall receive consideration for its licenses in the form of royalties which is equivalent to the consideration received by Visualant.  In the event there is cash consideration in the form of upfront royalty payments, Javelin shall receive an amount equal to 5% of the royalties received by Visualant.

Other Conditions and Details of the Transaction

6.           Conditions Precedent.  As conditions precedent to the closing of the Equity Investment, the following events must first have occurred or be satisfied:

(a)             Consent of Directors and Shareholders.  The Board of Directors and the shareholders of Visualant and Javelin shall have approved and agreed to the Equity Investment of the Shares of Javelin by Visualant.

(b)           Third-Party Consents.  To the extent required under the terms of any existing contracts, all third-party approvals and consents shall have been obtained to the sale of the Shares and the sale of an  interest in Javelin to Visualant.

(c)           Due Diligence Review.  Visualant and its legal counsel shall have completed, to their satisfaction in their sole discretion, their due diligence review of Javelin and all of its properties and assets.

(d)           Third Party Investment.   With regard to the licensing and cash investment components of this LOI, third party investment and license negotiations shall have been consummated.

7.           Due Diligence.  Javelin and its shareholders agree to honor all reasonable requests of Visualant, its legal counsel, accountants and other agents, for information, materials and documents that relate to Javelin, its properties and assets.  Visualant and its agents and representatives agree to preserve the confidentiality of all information, materials and documents provided to them.  In that regard, Javelin and its shareholders agree that Visualant shall have full and complete access to the books, records, financial statements and other documents (including without limitation, articles of incorporation, bylaws, minutes, stock transfer books, material contracts, and tax returns) of Javelin as Visualant, its legal counsel and accountants, may deem reasonable or necessary to conduct an adequate due diligence investigation and review.

8.           Good Faith Representation.  This Letter of Intent is intended to set forth the basic terms and conditions of the parties with respect to the matters discussed.  The parties agree that hereafter they shall promptly take all steps necessary to have their respective legal counsel prepare the final documentation necessary to effectuate their agreements.  To the extent that any material issue is not resolved herein, the parties agree to promptly and in good faith resolve the same.  Notwithstanding the lack of final documentation at this time, the parties agree to proceed at all possible speed to satisfy any conditions precedent to the completion of the intended Equity Investment to all extents possible.

9.           Confidentiality.  The parties understand that it is possible certain of the conditions precedent may fail and that the intended transaction may not be completed, notwithstanding each party’s good faith best efforts.  Therefore, the parties agree that any information obtained from any other party pursuant to the negotiations leading to this Letter of Intent or hereafter until closing shall be deemed by each to be confidential trade and business secrets of each, and each party hereby warrants that it shall not disclose the same to any other person without the express prior written consent of the party from whom the information was obtained.

10.         Definitive Agreements.  The parties intend that a Definitive Agreement and any other necessary ancillary agreements (collectively, the “Definitive Agreement”), which will contain customary covenants, conditions, representations and warranties made as of the date of execution and as of the date of closing of the Equity Investment, will be completed and executed by the parties at or prior to the time of closing.

11.         Lock-Up.  The provisions of this Section 8 shall not be binding on Javelin until such time as the condition precedent set forth in Section 3(b) above has been satisfied or expressly waived by Visualant.  Upon satisfaction or waiver of the condition precedent set forth in Section 3(b), and in consideration of the effort and expense to be incurred by Visualant in connection with its due diligence review and the proposed Equity Investment, Javelin, its directors, officers and shareholders, jointly and severally, agree that for the period commencing on the date such condition precedent has been satisfied or waived and ending on the later of: (a) December 31, 2011, or (b) the date this Letter of Intent expires, including any extension hereof (the “lock-up period”), each of you will not in any way seek, on your own behalf or on behalf of others, to approach or involve other individuals or entities in this Equity Investment except in cooperation and concert with the undersigned.  Each of you further covenant and agree that during said lock-up period, you will not, either on your own behalf or on behalf of Javelin or the shareholders of Javelin:  (a) discuss, entertain, consider, solicit or initiate any proposal (including any prior offer or solicitation) that contemplates the sale of Javelin or any of its assets, including but not limited to its intellectual property; or (b) negotiate or execute any contract, agreement or undertaking with any third party or entity that contemplates or provides for, either directly or indirectly, the sale of Javelin, or its assets; or (c) take any action which would materially alter the nature or extent of its assets, or otherwise render impossible the consummation of the transactions contemplated by this Letter of Intent.

12.         Conduct of Business.  Until the closing of the Equity Investment or the termination of this Letter of Intent, Javelin will conduct its business and operations in a manner consistent with past practices and will not engage in transactions outside the ordinary course of business.

13.   Expenses.  Each party shall be responsible for paying its fees for legal counsel and accountants. Javelin and/or its shareholders will be responsible for any other expenses and any taxes due, if any, as a result of the stock sale contemplated herein.

14.         Binding Nature.  Upon your approval and acceptance hereof, this Letter of Intent shall constitute a binding agreement to enter into the aforesaid Definitive Agreement.

If you accept and agree to this Letter of Intent, please sign and date a copy of this letter and return it to the undersigned at 500 Union Street, Suite 406, Seattle, WA 98101, facsimile number (206) 826-0451.

Sincerely yours,

Visualant, Inc.

/s/ Ron Erickson
Ron Erickson
Its:  Chief Executive Officer

Agreed to and accepted on February 14, 2012

Javelin, LLC

/s/ Peter Purdy
By: Peter Purdy
Title: Partner

/s/ Mathew Creedican
By: Mathew Creedican
Title: Partner